Exhibit (99.8)

ISSN 1718-8369

V o l u m e 5 , n u m b e r 5	N o v e m b e r 12 , 2 0 1 0
AS AT AUGUST 31, 2010

Highlights for August 2010

❑    Budgetary revenue in August amounts to $4.7 billion, up $93 million compared to last year. Own-source revenue amounts to $3.4 billion, while federal transfers stand at $1.3 billion.

❑    Program spending amounts to $4.2 billion, up $445 million compared to last year, attributable in part to the rise in the grant to La Financière agricole du Québec.

❑    Debt service amounts to $576 million, up $53 million compared to August 2009.

❑    A surplus of $149 million was posted in August 2010.

❑    Taking the $54 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $95 million.

On the basis of the cumulative results as at August 31, 2010, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.2 billion. For 2010-2011, the forecast deficit is $4.5 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)					(Unaudited data)
					Budget
	August		April to August		2010-2011[1]
						Forecast
						Growth
	2009[2]	2010	2009-2010[2]	2010-2011	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3 369	3 460	19 408	20 395	50 152	5.8
Federal transfers	1 266	1 268	6 257	6 330	15 325	0.6
Total	4 635	4 728	25 665	26 725	65 477	4.5
BUDGETARY EXPENDITURE
Program spending	- 3 797	- 4 242	- 24 485	- 25 391	- 62 561	2.9
Debt service	- 523	- 576	- 2 553	- 2 806	- 6 980	13.4
Total	- 4 320	- 4 818	- 27 038	- 28 197	- 69 541	3.9
NET RESULTS OF CONSOLIDATED ENTITIES[3]	- 32	239	153	589	750	—
Contingency reserve					- 300	—
SURPLUS (DEFICIT)	283	149	- 1 220	- 883	- 3 614	—
BALANCED BUDGET ACT
Generations Fund[4]	- 53	- 54	- 244	- 270	- 892	—
Stabilization reserve[5]	—	—	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	230	95	- 1 031	- 1 153	- 4 506	—

1

For comparison purposes, the measures amounting to $1 051 million determined, for 2010-2011, in the plan to return to balanced budgets and shown in the 2010-2011 Budget Plan have been allocated in the budgetary items concerned.

2

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

3	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
4	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
5	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at August 31, 2010

Budgetary balance

❑            For the period from April to August 2010, the budgetary balance within the meaning of the Balanced Budget Act has improved by $122 million compared to last year and shows a deficit of $1.2 billion.

Budgetary revenue

❑            As at August 31, 2010, budgetary revenue amounts to $26.7 billion, $1.1 billion more than as at August 31, 2009.

—           Own-source revenue stands at $20.4 billion, $987 million more than last year.

—           Federal transfers amount to $6.3 billion, up $73 million compared to August 31, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $28.2 billion, an increase of $1.2 billion, or 4.3%, compared to last year.

—           Program spending rose by $906 million, or 3.7%, and stands at $25.4 billion. The most significant changes are in the Economy and Environment ($256 million), Administration and Justice ($243 million) and Health and Social Services ($230 million) missions.

–                 The increase in program spending in August is attributable in part to the timing of payments of the annual grant to La Financière agricole du Québec, whose amount was raised by $325 million in 2010-2011 to reach $630 million. Since the bulk of this grant is paid early in the year, the impact on the overall growth in spending will decline over the coming months1. Forecast program spending for the year as a whole remains unchanged at 2.9%.

—           Debt service amounts to $2.8 billion, an increase of $253 million or 9.9% compared to last year. Debt service is forecast to increase by 13.4% for the year as a whole.

Consolidated entities

❑            As at August 31, 2010, the net results of consolidated entities show a surplus of $589 million, i.e. $436 million more than last year.

—           Revenue dedicated to the Generations Fund amounts to $270 million.

Net financial requirements

❑            As at August 31, 2010, consolidated net financial requirements stand at $4.6 billion, a decrease of $672 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

[1]	Excluding the additional amount of $200 million paid to La Financière agricole du Québec in August, the growth in program spending would have been 2.8% since the beginning of the fiscal year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)
	August			April to August
	2009[1]	2010	Change	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	3 369	3 460	91	19 408	20 395	987
Federal transfers	1 266	1 268	2	6 257	6 330	73
Total	4 635	4 728	93	25 665	26 725	1 060
BUDGETARY EXPENDITURE
Program spending	- 3 797	- 4 242	- 445	- 24 485	- 25 391	- 906
Debt service	- 523	- 576	- 53	- 2 553	- 2 806	- 253
Total	- 4 320	- 4 818	- 498	- 27 038	- 28 197	- 1 159
NET RESULTS OF CONSOLIDATED ENTITIES	- 32	239	271	153	589	436
SURPLUS (DEFICIT)	283	149	- 134	- 1 220	- 883	337
Consolidated non-budgetary surplus (requirements)	598	1 698	1 100	- 4 080	- 3 745	335
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	881	1 847	966	- 5 300	- 4 628	672

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)				(Unaudited data)
	August			April to August
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 043	1 018	- 2.4	7 188	7 456	3.7
Contributions to Health Services Fund	371	376	1.3	2 272	2 340	3.0
Corporate taxes	147	241	63.9	1 319	1 532	16.1
Consumption taxes	1 210	1 239	2.4	5 857	6 232	6.4
Other sources	214	282	31.8	1 118	1 201	7.4
Total own-source revenue excluding government enterprises	2 985	3 156	5.7	17 754	18 761	5.7
Revenue from government enterprises	384	304	- 20.8	1 654	1 634	- 1.2
Total own-source revenue	3 369	3 460	2.7	19 408	20 395	5.1
Federal transfers
Equalization	696	712	2.3	3 481	3 563	2.4
Health transfers	348	356	2.3	1 727	1 777	2.9
Transfers for post-secondary education and other social programs	121	120	- 0.8	592	597	0.8
Other programs	101	80	- 20.8	457	393	- 14.0
Total federal transfers	1 266	1 268	0.2	6 257	6 330	1.2
BUDGETARY REVENUE	4 635	4 728	2.0	25 665	26 725	4.1

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)				(Unaudited data)

	August			April to August
			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	1 958	1 935	- 1.2	11 463	11 693	2.0
Education and Culture	656	614	- 6.4	5 531	5 652	2.2
Economy and Environment	401	789	96.8	3 237	3 493	7.9
Support for Individuals and Families	476	506	6.3	2 367	2 423	2.4
Administration and Justice	306	398	30.1	1 887	2 130	12.9
Total program spending	3 797	4 242	11.7	24 485	25 391	3.7
Debt service	523	576	10.1	2 553	2 806	9.9
BUDGETARY EXPENDITURE	4 320	4 818	11.5	27 038	28 197	4.3

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.